To:      Board of Directors
         Combined Professional Services, Inc.

Dear Board,

         Please accept my resignation as an officer and Director of Combined
Professional Services, Inc., effective immediately.

Sincerely,

/s/  Diana Hewitt
-----------------------------
     Diana Hewitt
Dated:  March 14, 2001